Exhibit 99.1

Benitec Biopharma Inc. Announces Pricing of $30 Million Common Stock Offering

HAYWARD, Calif., March 25, 2025 – Benitec Biopharma Inc. (Nasdaq: BNTC) (“Benitec” or the “Company”), a clinical-stage, gene therapy-focused, biotechnology company developing novel genetic medicines based on its proprietary DNA-directed RNA interference (“ddRNAi”) “Silence and Replace” platform, today announced the pricing of its underwritten offering of 1,443,000 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) and a concurrent registered direct offering of 900,000 shares of its common stock with long-term investor Suvretta Capital. Each share of common stock is being sold at an offering price of $13.00 and each pre-funded warrant is being sold at an offering price of $12.9999. The pre-funded warrants will be immediately exercisable until exercised in full at an exercise price of $0.0001 per share of common stock. The offerings are expected to close on March 26, 2025, subject to customary closing conditions.

The aggregate gross proceeds to Benitec from the underwritten offering and the concurrent registered direct offering are expected to be approximately $30 million, prior to deducting underwriting discounts, commissions and other offering expenses.

The Company intends to use the net proceeds from this financing, together with existing cash on hand, to support the continued development of its product candidate programs, working capital and other general corporate purposes.

Leerink Partners and TD Cowen are acting as bookrunning managers and Citizens Capital Markets is acting as lead manager for the underwritten offering.

In connection with the concurrent registered direct offering, the Company has discussed with Suvretta Capital appointing David Friedman, managing director at Suvretta Capital, to the Company’s board of directors. Any such appointment would be subject to approval by the Company’s board of directors and review by its Nominating and Governance Committee. The Company previously appointed Kishen Mehta, a portfolio manager at Suvretta Capital, to its board of directors on June 26, 2024.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-3 relating to these securities on November 12, 2024. A prospectus supplement relating to these offerings will be filed with the SEC. The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained, when available, from Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com or from TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, or by telephone at (855) 495-9846, or by email at TD.ECM_Prospectus@tdsecurities.com. Investors may also obtain these documents at no cost by visiting the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Benitec Biopharma Inc.

Benitec Biopharma Inc. (“Benitec” or the “Company”) is a clinical-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary “Silence and Replace” DNA-directed RNA interference platform combines RNA interference, or RNAi, with gene therapy to create medicines that simultaneously facilitate sustained silencing of disease-causing genes and concomitant delivery of wildtype replacement genes following a single administration of the therapeutic construct. The Company is developing Silence and Replace-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD). A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the proposed offerings. No assurance can be given that the offerings discussed above will be completed on the terms described, or at all, or that the proceeds of the offerings will be used as indicated. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Benitec’s filings with the SEC. Benitec’s filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Benitec expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Benitec’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Investor Relations Contacts:

Irina Koffler

LifeSci Advisors, LLC

Phone: (917) 734-7387

Email: ikoffler@lifesciadvisors.com